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                                                                 EXHIBIT 10.23.9

                           CHANGE OF CONTROL AGREEMENT

         This Change of Control Agreement (the "Agreement") is made and entered into September 27, 2000 by and between DeCrane Aircraft Holdings, Inc. (the "Company") and Eric Steidl ("Executive") based on the following facts:

         A. Executive is currently employed by the Company in the capacity as Corporate Controller and is a key executive of the Company.

         B. The Company desires to define the terms and conditions of any termination of employment upon a Change of Control (as defined herein) in the Company.

         Based on the foregoing facts and circumstances and for good and valuable consideration, receipt of which is hereby acknowledged, the Company and Executive agree as follows:

         1. TERM OF AGREEMENT. Except as otherwise provided herein, the term of this Agreement shall commence effective the date hereof and shall continue for one year (the "Term").

         2.       A.      COMPENSATION UPON TERMINATION FOLLOWING A CHANGE OF
                          CONTROL. In the event that (i) a Change of Control shall have occurred during the term of this Agreement and while Executive is employed by the Company and
                          (ii) the Executive's employment shall be involuntarily terminated for any reason on a date which is less than one year after the date of the Change of Control
                          (whether during or after the term of this Agreement) other than for Cause, death or disability or Executive shall terminate his employment for Good Reason, then the Company shall make the following payments to Executive within 15 days following the date of such termination of employment (the "Termination Date"), subject in each case to any applicable payroll or other taxes required to be withheld.

                          (1) The Company shall pay Executive a lump sum amount in cash equal to the sum of (a) Executive's monthly base salary multiplied by a number equal to 12 minus the number of whole months elapsed from the date of the Change of Control to the Termination Date (the "Multiplier") and (b) Executive's average annual bonus including in such average any such annual bonus earned (even though such bonus may be paid in the year following the year in which earned), (computed over the shorter of (x) the period of Executive's employment by the Company or (y) five calendar years each as measured to the day immediately preceding the Termination Date) divided by 12 and multiplied by the Multiplier.


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                          (2)     The Company shall pay Executive a lump sum
                                  amount in cash equal to accrued but unpaid salary and bonus through the Termination Date, and unpaid salary with respect to any vacation days accrued but not taken as of the Termination Date.

                  B.      DEFINITIONS.

                          (1) As used in this Agreement, "Change of Control" shall mean an event involving the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), assuming that such Schedule, Regulation and Act applied to the Company, provided that such a Change of Control shall be deemed to have occurred at such time as: (i) any "person" (as that term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than an Excluded Person (as defined below)) becomes, directly or indirectly, the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of securities representing 20% or more of the combined voting power for election of members of the Board of Directors of the then outstanding voting securities of the Company or any successor of the Company, excluding any person whose beneficial ownership of securities of the Company or any successor is obtained in a merger or consolidation not included in paragraph (iii) below; (ii) during any period of two consecutive years or less, individuals who at the beginning of such period constituted the Board of Directors of the Company cease, for any reason, to constitute at least a majority of the Board, unless the appointment, election or nomination for election of each new member of the Board (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) was approved by a vote of at least two-thirds of the members of the Board of Directors then still in office who were members of the Board at the beginning of the period or whose appointment, election or nomination was so approved since the beginning of such period; (iii) there is consummated any merger, consolidation or similar transaction to which the Company is a party as a result of which the persons who were equity holders of the Company immediately prior to the effective date of the merger or consolidation shall have beneficial ownership of less than 50% of the combined voting power for election of members of the Board of Directors (or equivalent) of the surviving entity or its parent following the effective date of such merger or consolidation; (iv) any sale or other disposition (or similar


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                                  transaction) (in a single transaction or
                                  series of related transactions) of (x) 50% or more of the assets or earnings power of the Company or (y) business operations which generated a majority of the consolidated revenues (determined on the basis of the Company's four most recently completed fiscal quarters for which reports have been completed) of the Company and its subsidiaries immediately prior thereto, other than a sale, other disposition, or similar transaction to an Excluded Person or to an entity of which equityholders of the Company beneficially own at least 50% of the combined voting power; (v) any liquidation of the Company. For purposes of this definition of Change of Control, the term "Excluded Person" shall mean and include
                                  (i) any corporation beneficially owned by shareholders of the Company in substantially the same proportion as their ownership of shares of the Company and (ii) the Company.

                          (2) As used in this Agreement, "Good Reason" shall mean the occurrence, following a Change of Control, of any one of the following events without Executive's consent: (i) the Company assigns Executive to any duties substantially inconsistent with his position, duties, responsibilities, status or reporting responsibility with the Company immediately prior to the Change of Control, or assigns Executive to a position that does not provide Executive with substantially the same or better compensation, status, responsibilities and duties as Executive enjoyed immediately prior to the Change of Control; (ii) the Company reduces the amount of Executive's base salary as in effect as of the date of the Change of Control or as the same may be increased thereafter from time to time, except for across-the-board salary reductions similarly affecting all senior executives of the Company; (iii) the Company fails to pay Executive an annual bonus consistent with past practices and bonuses consistent with past practices are paid to any other senior executives of the Company; (iv) the Company changes the location at which Executive is employed by more than 50 miles from the location at which Executive is employed as of the date of this Agreement; or (v) the Company breaches this Agreement in any material respect, including without limitation failing to obtain a succession agreement from any successor to assume and agree to perform this Agreement.

                          (3) For Cause. As used in this Agreement, "Cause" shall mean (i) any material act of dishonest constituting a felony (of which Executive is convicted or pleads guilty) which results or is intended to result directly or indirectly in substantial gain or personal enrichment to Executive at the expense of the Company, or
                                  (ii) after notice of


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                                  breach delivered to Executive specifying in
                                  reasonable detail and a reasonable opportunity for Executive to cure the breaches specified in the notice, the Board, acting by a two thirds vote, after a meeting held for the purpose of making such determination and after reasonable notice to Executive and an opportunity for him together with his counsel to be heard before the Board, determines, in good faith, other than for reasons of physical or mental illness, Executive willfully and continually fails to substantially perform his duties pursuant to this Agreement and such failure results in demonstrable material injury to the Company. The following shall not constitute Cause: (i) Executive's bad judgment or negligence, (ii) any act or omission by Executive without intent of gaining therefrom directly or indirectly a profit to which Executive was not legally entitled, (iii) any act or omission by Executive with respect to which a determination shall have been made that Executive met the applicable standard of conduct prescribed for indemnification or reimbursement of payment of expenses under the By-Laws of the Company or the laws of the State of Delaware as in effect at the time of such act or omission.

         3. MITIGATION. Executive is not required to seek other employment or otherwise mitigate the amount of any payments to be made by the Company pursuant to this Agreement.

         4. ASSIGNMENT. Neither Company nor Executive shall have the right to assign its respective rights pursuant to this Agreement. The Company shall require any proposed successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, concurrent with the execution of a definitive agreement with the Company to engage in such transaction.

         5. This Agreement shall be binding on the inure to the benefit of Executive and his heirs and the Company and any permitted assignee. The Company shall not engage in any transaction, including a merger or sale of assets unless, as a condition to such transaction such successor organization assumes the obligations of the Company pursuant to this Agreement.


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         6.       NOTICES.

                  If to Company:             DeCrane Aircraft Holdings, Inc.
                                             2361 Rosecrans Avenue, Suite 180
                                             El Segundo, CA  90245
                                             Attention: Chief Financial Officer
                                             Fax:  310-643-0746

                  If to Executive:           Eric Steidl
                                             ___________________________________
                                             ___________________________________
                                             Fax:  _____________________________

         7. FACSIMILE SIGNATURES, EXECUTION AND DELIVERY. This Agreement shall be effective upon transmission of a signed facsimile by one party to the other.

         8. MISCELLANEOUS. This Agreement supersedes and makes void any prior agreement between the parties and sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby, and may not otherwise be amended or modified except by written agreement executed by the Company and the Executive. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

         This Agreement has been executed on the date specified in the first paragraph.

                                            DECRANE AIRCRAFT HOLDINGS, INC.


                                       By:
                                            -----------------------------------
                                            Authorized Signature


                                            EXECUTIVE


                                            -----------------------------------
                                            Eric Steidl

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